Exhibit 5.1

MILBANK, TWEED, HADLEY & McCLOY LLP

LOS ANGELES

213-892-4000

FAX: 213-629-5063

WASHINGTON, D.C.

202-835-7500

FAX: 202-835-7586

LONDON

44-20-7615-3000

FAX: 44-20-7615-3100

FRANKFURT

49-69-71914-3400

FAX: 49-69-71914-3500

MUNICH

49-89-25559-3600

FAX: 49-89-25559-3700

28 LIBERTY STREET NEW YORK, N.Y. 10005-1413 212-530-5000 FAX: 212-530-5219 August 24, 2016

BEIJING

8610-5969-2700

FAX: 8610-5969-2707

HONG KONG

852-2971-4888

FAX: 852-2840-0792

SEOUL

822-6137-2600

FAX: 822-6137-2626

SINGAPORE

65-6428-2400

FAX: 65-6428-2500

TOKYO

813-5410-2801

FAX: 813-5410-2891

SÃO PAULO

55-11-3927-7700

FAX: 55-11-3927-7777

Vantage Drilling International

777 Post Oak Boulevard, Suite 800

Houston, Texas 77056

Dear Ladies and Gentleman,

We have acted as special counsel to Vantage Drilling International, a Cayman Islands exempted company (the “Company”) and to Vantage Deepwater Drilling, Inc., a Delaware corporation, Vantage Delaware Holdings, LLC, a Delaware limited liability company, and Vantage Energy Services, Inc., a Delaware corporation (together, the “Delaware Parties”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-1, including all amendments or supplements thereto (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by the selling securityholders identified in the prospectus (the “Selling Securityholders”) from time to time of up to 2,999,100 units of stapled securities (the “Stapled Securities”) of the Company. Each Stapled Security comprises one ordinary share of the Company, par value $0.001 per share (the “Common Shares”), and $172.61 principal amount of the Company’s 1%/12% Step-Up Senior Secured Third Lien Convertible Notes due 2030 (the “Notes”), in each case subject to adjustment as described in the Indenture (as defined below). The Notes were issued under an indenture, dated February 10, 2016 (as supplemented, the “Indenture”), among the Company, the guarantors named therein, which include the Delaware Parties (the “Guarantors”) and U.S. Bank National Association, not in its individual capacity but solely as trustee (together with its successors and assigns, in such capacity, the “Trustee”) and not in its individual capacity but solely as collateral agent (together with its successors and assigns, in such capacity, the “Noteholder Collateral Agent”). The Notes are guaranteed (the “Guarantees” and, together with the Stapled Securities and the Notes, the “Securities”) by the Guarantors. The Stapled Securities being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

In acting as special counsel to the Company and the Delaware Parties, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Second Amended and Restated Memorandum and Articles of Association of the Company; (ii) the Registration Statement, (iii) the prospectus contained within the Registration Statement; (iv) the Indenture, (v) the Joint Prepackaged Chapter 11 Plan of Offshore Group Investment Limited and its Affiliated Debtors, dated December 1, 2015, (vi) Findings of Fact, Conclusions of Law, and Order (I) Approving the Debtors’ (A) Disclosure Statement Pursuant to Sections 1125 and 1126(b) of the Bankruptcy Code, (B) Solicitation of Votes and Voting Procedures, and (C) Forms of Ballots, and (II) Confirming the Amended Joint Prepackaged Chapter 11 Plan of Offshore Group Investment Limited and its Affiliated Debtors, dated January 15, 2016 and (vii) such corporate and limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Delaware Parties, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Delaware Parties.

Based on and subject to the foregoing and assuming that (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Securities are offered as contemplated by the Registration Statement, (ii) all Securities will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the prospectus and (iii) the Stapled Securities (including the Notes (including the Guarantees) and the Common Shares included therein) have been duly authorized by all necessary action on the part of the Company and the Guarantors (other than the Delaware Parties), and the Common Shares are validly issued, fully paid and non-assessable, we advise you that in our opinion:

1. The Delaware Parties. Each of the Delaware Parties is validly existing and in good standing under the laws of the State of Delaware.

2. Guarantees of the Delaware Parties. The Guarantees of the Delaware Parties with respect to the Notes have been duly authorized by the Delaware Parties.

3. Stapled Securities. The Stapled Securities constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. Notes. The Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5. Guarantees. The Guarantees constitute valid and binding obligations of the Guarantors, enforceable against them in accordance with their terms.

The opinions expressed above with respect to enforceability are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The opinions are also subject to (i) the Registration Statement becoming effective pursuant to applicable law and (ii) the issuance of any legally required consents, approvals, authorizations or orders of the Commission and any other regulatory authority.

The opinions expressed above are limited to the laws of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement and in any prospectus supplement related thereto as counsel for the Company that has passed on the validity of the Securities, and to the use of this opinion as a part (Exhibit 5) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP

Milbank, Tweed, Hadley & McCloy LLP

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